EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Play by Play (Far East) Limited

Play By Play Toys & Novelties Europa, A.A.

Restaurants International, Inc.

Newco Novelty, Inc.

Ace Novelty Co., Inc.

Play By Play Toys & Novelties U.K., Ltd